Exhibit 99.1
Press Release
DENVER, CO – April 30, 2019	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES FIRST QUARTER 2019 RESULTS

UDR, Inc. (the “Company”) First Quarter 2019 Highlights:

•	Net income per share was $0.08, Funds from Operations (“FFO”) per share was $0.51, FFO as Adjusted (“FFOA”) per share was $0.50, and Adjusted Funds from Operations (“AFFO”) per share was $0.47.
•	Net income attributable to common stockholders was $23.5 million as compared to $80.8 million in the prior year period. The decrease was primarily due to lower gains on the sale of real estate.
•	Year-over-year same-store (“SS”) revenue, expense and net operating income (“NOI”) growth was 3.8 percent, 3.0 percent and 4.1 percent, respectively.
•	Acquired four apartment communities comprising 1,110 homes and two development sites for a total cash outlay, including debt payoffs, of $402.9 million.
•

Commenced a $25.0 million redevelopment of 10 Hanover Square, a 493-home community located in lower Manhattan, and a $10.5 million redevelopment of Garrison Square, a 160-home community located in the Back Bay neighborhood of Boston.

•	The UDR/MetLife Joint Venture commenced construction of Vitruvian West Phase 2, a $64.0 million (at 100 percent), 366‑home community located in Addison, TX.
•	Issued approximately 4.35 million common shares through the Company’s at-the-market equity program at a weighted average net price of $44.16 for proceeds of $192.2 million.

Subsequent to Quarter-End Highlights:

•	Acquired Rodgers Forge, a 498-home community located in Towson, MD, for $86.4 million.
•	Entered into a contract to acquire Park Square, a 313-home community located in King of Prussia, PA, for $108.5 million.
•	Invested in a Developer Capital Program (“DCP”) project located in Oakland, CA with a total capital commitment of $27.3 million.

	Q1 2019	Q1 2018
Net income per common share, diluted	$0.08	$0.30
Conversion from GAAP share count	(0.008)	(0.028)
Net gain on the sale of depreciable real estate owned, including JVs	-	(0.237)
Cumulative effect of change in accounting principle	-	(0.007)
Depreciation and amortization, including JVs	0.420	0.413
Noncontrolling interests and preferred dividends	0.010	0.028
FFO per common share and unit, diluted	$0.51	$0.47
Promoted interest on settlement of note receivable, net of tax	(0.021)	-
Legal and other costs	0.011	-
Casualty-related charges/(recoveries), including JVs, net	0.001	0.003
FFOA per common share and unit, diluted	$0.50	$0.47
Recurring capital expenditures	(0.024)	(0.022)
AFFO per common share and unit, diluted	$0.47	$0.45

A reconciliation of FFO, FFOA and AFFO to GAAP Net income attributable to common stockholders can be found on Attachment 2 of the Company’s first quarter Supplemental Financial Information.

Operations

In the first quarter, total revenue increased by $17.4 million year-over-year, or 6.9 percent, to $270.7 million. This increase was primarily attributable to growth in revenue from operating, lease-up and acquisition communities.

In the first quarter, same-store NOI increased 4.1 percent year-over-year, driven by same-store revenue growth of 3.8 percent and same-store expense growth of 3.0 percent. Weighted average same-store physical occupancy decreased by 10 basis points year-over-year to 96.8 percent. The first quarter annualized rate of turnover was 39.2 percent, representing a 110 basis point decrease year-over-year.

Summary of Same-Store Results First Quarter 2019 versus First Quarter 2018

Region	Revenue Growth	Expense Growth/ (Decline)	NOI Growth	% of Same‑Store NOI(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	4.3%	3.5%	4.6%	46.2%	96.4%	13,942
Mid-Atlantic	3.4%	1.2%	4.5%	23.1%	97.6%	9,877
Southeast	4.3%	3.6%	4.6%	13.0%	96.7%	7,683
Northeast	2.2%	6.8%	0.1%	12.4%	97.1%	2,840
Southwest	3.4%	(0.3)%	6.1%	5.3%	96.5%	3,617
Total	3.8%	3.0%	4.1%	100.0%	96.8%	37,959

(1)Based on Q1 2019 SS NOI.

(2)Weighted average same-store occupancy for the quarter.

(3)During the first quarter, 37,959 apartment homes were classified as same-store. The Company defines QTD SS Communities as those communities stabilized for five full consecutive quarters. These communities were owned and had stabilized occupancy and operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

In the first quarter, sequential same-store NOI increased by 1.0 percent, driven by same-store revenue growth of 1.1 percent and same-store expense growth of 1.3 percent. Weighted average same-store physical occupancy was flat sequentially at 96.8 percent.

Development and Redevelopment Activity

At the end of the first quarter, the Company’s development pipeline totaled $747.9 million at its pro-rata ownership interest and was 96 percent funded. The development pipeline is currently expected to produce a weighted average spread between stabilized yields and current market cap rates of 150 to 200 basis points.

The Company commenced one new development project during the first quarter, Vitruvian West Phase 2, a 366‑home community located in Addison, TX. The community is being developed in a 50%/50% joint venture with MetLife for a total budgeted cost of $64.0 million (at 100 percent) and is expected to be completed in early 2021.

The Company commenced the redevelopments of 10 Hanover Square, a 493-home community located in lower Manhattan, and Garrison Square, a 160-home community located in the Back Bay neighborhood of Boston. Total spend on the two projects is budgeted at $35.5 million with expected completions in late 2020/early 2021.

DCP Activity

At the end of the first quarter, the Company’s DCP investment, including accrued return, totaled $213.1 million.

As previously announced, the Company exercised its fixed price options and acquired the approximately 51 percent interests it did not own in Parallel, a 386-home community completed in 2018 and located in the Platinum Triangle submarket of Anaheim, CA, and CityLine II, a 155-home community completed in 2018 and located in suburban Seattle, WA, from its West Coast Development Joint Venture. The cash outlay for the acquisitions totaled $131.7 million and the Company’s blended all-in investment in the two communities was $183.9 million. At the time of acquisition, average revenue per occupied home was $2,045 at Parallel and $2,083 at CityLine II.

Subsequent to quarter end, the Company committed to providing $27.3 million of capital to the 173-home Modera Lake Merritt multifamily development located in Oakland, CA. The investment yields 9.0% on the Company’s capital outstanding with profit participation upon sale of the community.

Wholly-Owned Transactional Activity

As previously announced, the Company acquired:

•

Leonard Pointe, a 188-home community located in Brooklyn, NY, for $132.1 million or $702,700 per home. At the time of the acquisition, the community had average monthly revenue per occupied home of $3,515, occupancy of 99 percent and was four years old.

•

Peridot Palms, a 381-home community located in St. Petersburg, FL, for $98.3 million or $258,000 per home. At the time of the acquisition, the community had average monthly revenue per occupied home of $1,785, occupancy of 94 percent and was two years old.

•	500 Penn Street NE, a development site located in the Union Market district of Washington, D.C., for $27.1 million.
•	1590 Grove Street, a development site located in the Sloan’s Lake submarket of Denver, CO, for $13.7 million.

Subsequent to quarter end, the Company:

•

Acquired Rodgers Forge, a 498-home community located in Towson, MD, for $86.4 million or $173,500 per home. At the time of the acquisition, the community had average monthly revenue per occupied home of $1,263, occupancy of 91 percent and underwent a significant renovation in 2010.

•

Entered into a contract to acquire Park Square, a 313-home community located in King of Prussia, PA, for $108.5 million or $346,600 per home. The community had average monthly revenue per occupied home of $1,897 and was one year old when the contract was executed. Park Square is expected to close during the second quarter, subject to customary closing conditions.

Capital Markets and Balance Sheet Activity

During the first quarter:

•

The Company issued approximately 4.35 million common shares through its at-the-market equity program at a weighted average net price of $44.16 for proceeds of $192.2 million. Proceeds will be used for the acquisitions outlined in this press release and general corporate purposes.

•	The UDR/MetLife Joint Venture refinanced a $71.8 million loan at 4.40 percent with a $58.6 million secured loan at 3.77 percent.

At March 31, 2019, the Company had approximately $1.0 billion of liquidity through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness at March 31, 2019 was $3.6 billion. The Company ended the quarter with fixed‑rate debt representing 92.4 percent of its total debt, a total blended interest rate of 3.7 percent and a weighted average maturity of 5.5 years. The Company’s consolidated leverage was 30.6 percent versus 33.1 percent a year ago, its consolidated net‑debt-to-EBITDAre was 5.3x versus 5.8x a year ago and its consolidated fixed charge coverage ratio was 4.8x versus 4.5x a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the first quarter of 2019 in the amount of $0.3425 per share. The dividend was paid in cash on April 30, 2019 to UDR common stockholders of record as of April 9, 2019. The first quarter 2019 dividend represented the 186th consecutive quarterly dividend paid by the Company on its common stock.

Outlook

For the second quarter of 2019, the Company has established the following earnings guidance ranges:

Net income per share	$0.08 to $0.10

FFO per share	$0.50 to $0.52

FFOA per share	$0.50 to $0.52

AFFO per share	$0.45 to $0.47

For the full-year 2019, the Company revised its net income per share guidance. No changes were made to the other previously provided earnings guidance ranges:

Net income per share	$0.36 to $0.40

FFO per share	$2.05 to $2.09

FFOA per share	$2.03 to $2.07

AFFO per share	$1.87 to $1.91

For the full-year 2019, no changes were made to the Company’s previously provided same-store growth and occupancy guidance ranges:

Revenue growth	3.00% to 4.00%

Expense growth	2.75% to 3.75%

Net operating income growth	3.25% to 4.25%

Physical Occupancy	96.8% to 97.0%

Additional assumptions for the Company’s second quarter and full-year 2019 guidance can be found on Attachment 15 of the Company’s first quarter Supplemental Financial Information. A reconciliation of FFO per share, FFOA per share and AFFO per share to GAAP Net income per share can be found on Attachment 16(D) of the Company’s first quarter Supplemental Financial Information. Non-GAAP financial measures and other terms, as used in this earnings release, are defined and further explained on Attachments 16(A) through 16(D), “Definitions and Reconciliations,” of the Company’s first quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on May 1, 2019 to discuss first quarter results. The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

A replay of the conference call will be available through June 1, 2019, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13689377, when prompted for the passcode.

A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward‑looking statements. Such factors include, among other things, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning the availability of capital and the stability of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments and redevelopments, delays in completing lease-ups on schedule or at expected rent and occupancy levels, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning joint ventures and partnerships with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2019, UDR owned or had an ownership position in 49,795 apartment homes including 366 homes under development. For over 46 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.